Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ABIOMED, INC.

ABIOMED, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), pursuant to Section 242 of the Delaware General Corporation Law, hereby certifies as follows:

FIRST: That the Directors of the Corporation at a meeting duly held on May 24, 2000 at which a quorum was present and acting throughout and in accordance with the provisions of Section 242 of the Delaware General Corporation Law, approved the following amendment to the Corporation’s Restated Certificate of Incorporation (the “Charter”), as follows:

To increase the number of authorized shares of Common Stock, $.01 par value, from 25,000,000 to 100,000,000 shares, such that paragraph (i) of Section 4.1 of Article 4 shall be amended to read as follows:

(i) 100,000,000 shares of Common Stock, par value $.01 per share.

SECOND: The foregoing amendment to the Charter was duly adopted by the stockholders at a meeting duly held, at which a quorum was present and acting throughout and in accordance with the provisions of Section 242 of the General Corporation Law of Delaware, on August 9, 2000.

IN WITNESS WHEREOF, this Certificate of Amendment has been subscribed this 25th day of October, 2000 by the undersigned duly authorized officer of the Corporation who affirms that the statements made herein are true and correct.

ABIOMED, INC.

By:	/s/ David M. Lederman
David M. Lederman
President

ATTEST:

By:	/s/ Peter W. Coogan
Peter W. Coogan
Secretary